Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED SEPTEMBER 30, 2021

Third Quarter Highlights

•Interest income of $23.1 million; net interest income of $14.4 million
•Net income attributable to common stockholders of $9.3 million
•Basic earnings per common share (“EPS”) of $0.40
•Book value per common share of $16.00 at September 30, 2021
•Taxable income of $0.43 per common share
•Formed one joint venture that acquired $517.7 million in unpaid principal balance ("UPB") of mortgage loans with collateral values of $968.6 million and retained $54.7 million of varying classes of related securities issued by the joint venture to end the quarter with $479.6 million of investments in debt securities and beneficial interests
•Purchased $87.5 million of non-performing loans ("NPLs"), with UPB of $90.9 million at 64.0% of property value, and $0.5 million of re-performing mortgage loans ("RPLs"), with UPB of $0.5 million at 61.7% of property value to end the quarter with $1.0 billion in net mortgage loans
•In July 2021 we purchased $170.7 million of RPLs and NPLs into a joint venture securitization that was created in June 2021 with a securitized prefunding structure. We own 20.0% of this joint venture. The purchase price was 97.8% of UPB and 53.2% of underlying property value.
•Collected total cash of $82.8 million from loan payments, sales of real estate owned properties ("REO") and collections from investments in debt securities and beneficial interests
•Held $92.8 million of cash and cash equivalents at September 30, 2021; average daily cash balance for the quarter was $89.2 million
•As of September 30, 2021, approximately 76.6% of portfolio based on UPB made at least 12 out of the last 12 payments

New York, NY—November 4, 2021 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces its results of operations for the quarter ended September 30, 2021. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. In addition to our continued focus on residential RPLs, we also originate and acquire small balance commercial loans ("SBC loans") secured by multi-family retail/residential and mixed use properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Loan interest income(1,2)	$15,772	$15,788	$18,181	$18,108	$18,312
Earnings from debt securities and beneficial interests(2,4)	$7,126	$6,994	$5,937	$6,243	$5,092
Other interest income/(loss)	$156	$266	$(83)	$407	$113
Interest expense	$(8,609)	$(8,830)	$(10,304)	$(10,837)	$(11,727)
Net interest income(2,3)	$14,445	$14,218	$13,731	$13,921	$11,790
Net decrease in the net present value of expected credit losses(2,3)	$3,678	$4,733	$5,516	$7,966	$4,440
Other income and income from equity method investments	$868	$843	$519	$618	$512
Total revenue, net(1,5)	$18,991	$19,794	$19,766	$22,505	$16,742
Consolidated net income(1)	$10,684	$11,170	$10,642	$14,402	$8,892
Net income per basic share	$0.40	$0.45	$0.30	$0.47	$0.23
Average equity(1,6)	$493,687	$498,990	$508,319	$509,628	$503,967
Average total assets(1)	$1,669,965	$1,600,337	$1,674,301	$1,654,579	$1,642,090
Average daily cash balance(7,8)	$89,240	$113,008	$115,220	$128,687	$128,621
Average carrying value of RPLs(1)	$860,155	$897,847	$1,025,204	$1,044,997	$1,055,186
Average carrying value of NPLs(1)	$88,205	$46,139	$46,437	$39,958	$35,665
Average carrying value of SBC loans	$28,469	$23,685	$31,539	$8,751	$6,195
Average carrying value of debt securities and beneficial interests	$520,814	$405,612	$361,852	$367,389	$331,009
Average asset level debt balance(1)	$1,044,125	$992,122	$1,088,936	$1,025,717	$1,038,406
____________________________________________________________
(1)At the beginning of the first quarter of 2021, we acquired all of our joint venture partner's interest in Ajax Mortgage Loan Trust 2018-C ("2018-C"). Results for the quarters ended June 30, 2021 and March 31, 2021 reflect our 100% ownership of 2018-C. In all prior quarters, 2018-C was 37%, owned by third party institutional investors, and was consolidated by us under U.S. Generally Accepted Accounting Principles ("U.S. GAAP"). Our remaining ownership interest in Ajax Mortgage Loan Trust 2017-D ("2017-D"), which we consolidate, remains at 50% and is consistent with prior quarters.
(2)All quarters have been updated to reflect the reclassification of loan and beneficial interest credit loss expense from Net increase in the net present value of cash flows to loan interest income and earnings from debt securities and beneficial interest lines, respectively.
(3)Net decrease in the net present value of expected credit losses represents the net decrease to the allowance resulting from changes in actual and expected cash flows during the quarter. It represents the net increase of the present value of the expected cash flows in excess of contractual cash flows offset by any incremental provision expense on the Mortgage loan pools and Beneficial interests. The decrease is calculated at the pool level for Mortgage loans and at the security level for Beneficial interests. To the extent a pool or Beneficial interest has an associated allowance, the decrease in expected credit losses is recorded in the period in which the change occurs, otherwise it is recognized prospectively as an increase in yield.
(4)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.
(5)Total revenue includes net interest income, income from equity method investments, gain or loss on sale of mortgage loans and other income.
(6)Average equity includes the effect of an aggregate of $115.1 million of preferred stock.
(7)Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.
(8)For the three months ended September 30, 2021, the average daily cash balance excludes $9.4 million of funds on deposit in a non-interest bearing account which closed on August 20, 2021. Including the $9.4 million on deposit, average daily cash was $94.4 million. For the three months ended June 30, 2021, the average daily cash balance excludes $22.1 million and $17.5 million of funds on deposit in a non-interest bearing account which closed on June 17, 2021 and June 24, 2021, respectively. The average daily cash balance also excludes $9.4 million of funds on deposit in a non-interest bearing account for a transaction that closed on August 20, 2021. Including the aggregate amount of $49.0 million on deposit, average daily cash was $125.7 million. For the three months ended September 30, 2020, the average daily cash balance excludes $51.0 million of funds on deposit in a non-interest bearing account for a transaction that closed on September 25, 2020. Including the $51.0 million on deposit, average daily cash was $148.0 million.

Our consolidated net income attributable to our common stockholders was $9.3 million for the quarter ended September 30, 2021, compared to $10.4 million for the June 30, 2021 quarter. The decrease in net income for the third quarter of 2021 compared to the second quarter of 2021 is primarily attributable to a lesser current period impact of the increase in the present value of our expected future cash flows on our loan portfolio.

Our net interest income for the quarter ended September 30, 2021 was $14.4 million, an increase of $0.2 million over the prior quarter primarily due to a reduction in our interest expense. Our interest expense for the quarter ended September 30,

2021 decreased $0.2 million compared to the prior quarter despite a larger average borrowing balance primarily due to a decrease in our cost of funds on our repurchase lines of credit.

During the quarter ended September 30, 2021, we recorded $3.7 million in earnings from a reduction in expected credit losses compared to a $4.7 million reduction in the second quarter of 2021, a decline of $1.0 million due to the cumulative reduction in expected credit losses over the prior several quarters. We generally acquire loans at a discount and record an allowance for expected credit losses at acquisition. We update the allowance periodically based on changing cash flow expectations in accordance with the current expected credit losses accounting standard ("CECL").

We ended the quarter with a book value of $16.00 per common share, compared to a book value per common share of $15.86 for the quarter ended June 30, 2021.

During the quarter we purchased $87.5 million of NPLs with UPB of $90.9 million at 64.0% of property value and $0.5 million of RPLs with UPB of $0.5 million at 61.7% of property value. These loans were acquired and included on our consolidated balance sheet for a weighted average of 41 days of the quarter. We ended the quarter with $1.0 billion of mortgage loans with an aggregate UPB of $1.1 billion.

On July 19, 2021, we co-invested with third party institutional accredited investors to form Ajax Mortgage Loan Trust 2021-E ("2021-E") and retained $54.7 million of varying classes of related rated securities and equity. We acquired 10.01% of the class A securities, class B-1 securities, class B-2 securities and class M securities and acquired 19.57% of the class B-3 securities and trust certificates from the trust. 2021-E acquired 3,142 RPLs and NPLs with UPB of $517.7 million and an aggregate property value of $968.6 million. The AAA through A rated securities represent 83.2% of the UPB of the underlying mortgage loans and carry a weighted average coupon of 1.82%. Based on the structure of the transaction we will not consolidate 2021-E under U.S. GAAP. The assets included in the 2021-E securitization came from loan sales associated with our Ajax Mortgage Loan Trust 2020-C and 2020-D securitizations, all of which were joint ventures with third party institutional accredited investors. This transaction was primarily a refinancing of 2020-C and 2020-D, but we also increased our ownership of the subordinate securities and beneficial interests by purchasing an additional 9.56%. The additional 9.56% ownership was on our consolidated balance sheet for an average of 73 days during the quarter.

In July 2021 we purchased $170.7 million of RPLs and NPLs into a joint venture securitization that was created in June 2021 with a securitized prefunding structure. We own 20.0% of this joint venture. The purchase price was 97.8% of UPB and 53.2% of underlying property value.

We recorded $0.1 million in recoveries from previous impairments on our REO held-for-sale portfolio in real estate operating expense for the quarter ended September 30, 2021. The recovery of impairments for the quarter was driven primarily by increases in property values. Our quantity of REO properties increased during the quarter from 25 properties with a carrying value of $4.8 million to 31 properties with a carrying value of $6.1 million. We sold four properties in the third quarter while 10 were added to REO held-for-sale through foreclosures or deed in lieu proceedings. Limited housing inventory has accelerated our REO liquidation timelines while we are continuing to experience some delays in foreclosure proceedings relating to the COVID-19 pandemic.

We collected $82.8 million of cash during the third quarter as a result of loan payments, loan payoffs, sales of REO, payoff of securities and cash collections on our securities portfolio to end the quarter with $92.8 million in cash and cash equivalents. Cash collections of $55.2 million were derived from our mortgage loan and REO portfolios as a result of loan payments, loan payoffs, and sales of REO during the quarter, and $27.6 million were derived from interest and principal payments on investments in debt securities and beneficial interests excluding proceeds on securities sold. We sold $64.7 million of Class A Debt securities previously issued by our joint ventures for total proceeds of $64.9 million and recorded a gain of $0.2 million in other income.

The following table provides an overview of our portfolio at September 30, 2021 ($ in thousands):

No. of loans	5,353	Weighted average LTV(5)	66.6%
Total UPB(1)	$1,071,034	Weighted average remaining term (months)	296
Interest-bearing balance	$985,282	No. of first liens	5,293
Deferred balance(2)	$85,752	No. of second liens	60
Market value of collateral(3)	$1,925,879	No. of rental properties	—
Original purchase price/total UPB	82.7%	Capital invested in rental properties	$—
Original purchase price/market value of collateral	49.2%	No. of REO held-for-sale	31
RPLs	85.9%	Market value of REO held-for-sale(6)	$6,971
NPLs	11.7%	Carrying value of debt securities and beneficial interests in trusts	$476,158
SBC loans(4)	2.4%	Loans with 12 for 12 payments as an approximate percentage of UPB(7)	76.6%
Weighted average coupon	4.31%	Loans with 24 for 24 payments as an approximate percentage of UPB(8)	68.8%
____________________________________________________________
(1)Our loan portfolio consists of fixed rate (60.1% of UPB), ARM (7.5% of UPB) and Hybrid ARM (32.4% of UPB) mortgage loans.
(2)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(3)As of the reporting date.
(4)SBC loans includes both purchased and originated loans.
(5)UPB as of September 30, 2021 divided by market value of collateral and weighted by the UPB of the loan.
(6)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.
(7)Loans that have made at least 12 of the last 12 payments, or for which the full dollar amount to cover at least 12 payments has been made in the last 12 months.
(8)Loans that have made at least 24 of the last 24 payments, or for which the full dollar amount to cover at least 24 payments has been made in the last 24 months.

Subsequent Events

Since quarter end, we have acquired 20 residential RPLs in two transactions from two different sellers, and one NPL in one transaction from a single seller, with aggregate UPB of $2.4 million and $0.4 million, respectively. The purchase price of the RPLs was 68.8% of UPB and 47.3% of the estimated market value of the underlying collateral of $3.5 million. The purchase price of the NPL was 97.4% of UPB and 84.4% of the estimated market value of the underlying collateral of $0.4 million.

We have agreed to acquire, subject to due diligence, four residential RPLs in four transactions, and three NPLs in two transactions, with aggregate UPB of $1.7 million and $0.8 million, respectively. The purchase price of the residential RPLs is 96.5% of UPB and 70.3% of the estimated market value of the underlying collateral of $2.4 million. The purchase price of the NPLs is 93.9% of UPB and 61.8% of the estimated market value of the underlying collateral of $1.2 million.

We have agreed to acquire, subject to due diligence, 2,498 NPL with aggregate UPB of $350.9 million in one transaction from a single seller. The purchase price is 103.5% of UPB and 49.4% of the estimated market value of the underlying collateral of $734.9 million. These loans are expected to be acquired through a joint venture with third party institutional accredited investors. We expect our ownership percentage to be approximately 16.3%.

On November 4, 2021, our Board of Directors declared a cash dividend of $0.24 per share to be paid on November 29, 2021 to stockholders of record as of November 15, 2021.

Conference Call

Great Ajax Corp. will host a conference call at 5:00 p.m. EST on Thursday, November 4, 2021 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.greatajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. We also originate and acquire loans secured by multi-family residential and smaller commercial mixed use retail/residential properties and acquire multi-family retail/residential and mixed use and commercial properties. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, risks relating to the impact of the COVID-19 outbreak and the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2021 and, when filed with the SEC, our Quarterly Report on Form 10-Q for the period ended September 30, 2021. The COVID-19 outbreak has caused significant volatility and disruption in the financial markets both globally and in the United States. If the COVID-19 outbreak continues to spread or the response to contain it is unsuccessful, Great Ajax could experience material adverse effects on its business, financial condition, liquidity and results of operations. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
Or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$23,054	$23,048	$24,035	$24,758
Interest expense	(8,609)	(8,830)	(10,304)	(10,837)
Net interest income	14,445	14,218	13,731	13,921
Net decrease in the net present value of expected credit losses(1)	3,678	4,733	5,516	7,966
Net interest income after the impact of changes in the net present value of expected credit losses	18,123	18,951	19,247	21,887

Income from equity method investments	90	357	163	310
Other income	778	486	356	308
Total revenue, net	18,991	19,794	19,766	22,505

EXPENSE:
Related party expense - loan servicing fees	1,743	1,699	1,833	1,880
Related party expense - management fee	2,292	2,270	2,273	2,250
Professional fees	526	763	640	721
Real estate operating expense	(76)	88	185	209
Fair value adjustment on put option liability	2,493	2,201	1,944	1,717
Other expense	1,227	1,375	1,304	1,236
Total expense	8,205	8,396	8,179	8,013
Loss on debt extinguishment	—	161	911	—
Income before provision for income tax	10,786	11,237	10,676	14,492
Provision for income tax	102	67	34	90
Consolidated net income	10,684	11,170	10,642	14,402
Less: consolidated net (loss)/income attributable to non-controlling interests	(578)	(1,158)	1,689	1,619
Consolidated net income attributable to Company	11,262	12,328	8,953	12,783
Less: dividends on preferred stock	1,949	1,950	1,949	1,949
Consolidated net income attributable to common stockholders	$9,313	$10,378	$7,004	$10,834
Basic earnings per common share	0.40	$0.45	$0.30	$0.47
Diluted earnings per common share	0.38	$0.42	$0.30	$0.41

Weighted average shares – basic	22,862,429	22,825,804	22,816,978	22,838,664
Weighted average shares – diluted	30,407,649	30,198,696	22,816,978	36,105,656
____________________________________________________________
(1)Net decrease in the net present value of expected credit losses represents the net decrease to the allowance resulting from changes in actual and expected cash flows during the quarters ended September 30, 2021, June 30, 2021, March 31, 2021 and December 31, 2020. It represents the net increase of the present value of the expected cash flows in excess of contractual cash flows offset by any incremental provision expense on the Mortgage loan pools and Beneficial interests. The decrease is calculated at the pool level for Mortgage loans and at the security level for Beneficial interests. To the extent a pool or Beneficial interest has an associated allowance, the decrease in expected credit losses is recorded in the period in which the change occurs, otherwise it is recognized prospectively as an increase in yield.

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	September 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Cash and cash equivalents	$92,843	$107,147
Cash held in trust	2,534	188
Mortgage loans held-for-investment, net(1,2)	976,351	1,119,372
Mortgage loans held-for-sale, net	30,963	—
Real estate owned properties, net(3)	6,097	8,526
Investments in securities at fair value(4)	340,082	273,834
Investments in beneficial interests(5)	139,494	91,418
Receivable from servicer	18,128	15,755
Investments in affiliates	27,464	28,616
Prepaid expenses and other assets	14,132	8,876
Total assets	$1,648,088	$1,653,732

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,2,6)	$612,592	$585,403
Borrowings under repurchase transactions	399,340	421,132
Convertible senior notes, net(6)	103,754	110,057
Management fee payable	2,289	2,247
Put option liability	20,843	14,205
Accrued expenses and other liabilities	6,165	6,197
Total liabilities	1,144,983	1,139,241

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized
Series A 7.25% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 2,307,400 shares issued and outstanding at September 30, 2021 and 2,307,400 shares issued or outstanding at December 31, 2020	51,100	51,100
Series B 5.00% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 2,892,600 shares issued and outstanding at September 30, 2021 and 2,892,600 shares issued or outstanding at December 31, 2020	64,044	64,044
Common stock $0.01 par value; 125,000,000 shares authorized, 23,140,131 shares issued and outstanding at September 30, 2021 and 22,978,339 shares issued and outstanding at December 31, 2020	232	231
Additional paid-in capital	315,611	317,424
Treasury stock	(1,539)	(1,159)
Retained earnings	66,958	53,346
Accumulated other comprehensive income	3,418	375
Equity attributable to stockholders	499,824	485,361
Non-controlling interests(7)	3,281	29,130
Total equity	503,105	514,491
Total liabilities and equity	$1,648,088	$1,653,732

____________________________________________________________
(1)Mortgage loans held-for-investment, net include $790.9 million and $842.2 million of loans at September 30, 2021 and December 31, 2020, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans held-for-investment, net include $13.9 million and $13.7 million of allowance for expected credit losses at September 30, 2021 and December 31, 2020, respectively.
(2)As of September 30, 2021, balances for Mortgage loans held-for-investment, net include $1.5 million from a 50.0% owned joint venture. As of December 31, 2020, balances for Mortgage loans held-for-investment, net include $307.1 million and Secured borrowings, net of deferred costs includes $250.6 million from 50.0% and 63.0% owned joint ventures, all of which we consolidate under U.S. GAAP. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.).
(3)Real estate owned properties, net, are presented net of valuation allowances of $0.4 million and $1.4 million at September 30, 2021 and December 31, 2020, respectively.
(4)As of September 30, 2021 and December 31, 2020, Investments in securities at fair value include amortized cost basis of $336.7 million and $273.4 million, respectively, and net unrealized gains of $3.4 million and $0.4 million, respectively.
(5)Investments in beneficial interests includes allowance for expected credit losses of $0.6 million and $4.5 million at September 30, 2021 and December 31, 2020, respectively.
(6)Secured borrowings, net are presented net of deferred issuance costs of $8.3 million at September 30, 2021 and $5.4 million at December 31, 2020. Convertible senior notes, net are presented net of deferred issuance costs of $2.1 million at September 30, 2021 and $3.3 million at December 31, 2020.
(7)As of September 30, 2021 non-controlling interests includes $1.8 million from a 50.0% owned joint venture, $1.3 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary. As of December 31, 2020 non-controlling interests includes $27.4 million from the 50.0% and 63.0% owned joint ventures, $1.5 million from a 53.1% owned subsidiary and $0.2 million from a 99.9% owned subsidiary which we consolidates under U.S. GAAP.

Appendix A - Earnings per share

The following table sets forth the components of basic and diluted EPS ($ in thousands, except per share):

	Three months ended
	September 30, 2021			June 30, 2021			March 31, 2021			December 31, 2020
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(unaudited)			(unaudited)			(unaudited)			(unaudited)
Basic EPS
Consolidated net income attributable to common stockholders	$9,313	22,862,429		$10,378	22,825,804		$7,004	22,816,978		$10,834	22,838,664
Allocation of earnings to participating restricted shares	(92)	—		(78)	—		(52)	—		(81)	—
Consolidated net income attributable to unrestricted common stockholders	$9,221	22,862,429	$0.40	$10,300	22,825,804	$0.45	$6,952	22,816,978	$0.30	$10,753	22,838,664	$0.47
Effect of dilutive securities(1)
Restricted stock grants and manager and director fee shares(2)	92	229,291		—	—		—	—		—	—
Amortization of put option(3)	—	—		—	—		—	—		1,717	5,432,693
Interest expense (add back) and assumed conversion of shares from convertible senior notes(4)	2,237	7,315,929		2,255	7,372,892		—	—		2,393	7,834,299
Diluted EPS
Consolidated net income attributable to common stockholders and dilutive securities	$11,550	30,407,649	$0.38	$12,555	30,198,696	$0.42	$6,952	22,816,978	$0.30	$14,863	36,105,656	$0.41
____________________________________________________________
(1)Our outstanding warrants for an additional 6,500,000 shares of common stock would have an anti-dilutive effect on diluted earnings per share for the three months ended September 30, 2021, June 30, 2021, March 31, 2021 and December 31, 2020 and have not been included in the calculation.
(2)The effect of restricted stock grants and manager and director fee shares on our diluted EPS calculation for the three months ended June 30, 2021, March 31, 2021 and December 31, 2020 would have been anti-dilutive and have been removed from the calculation.
(3)The effect of the amortization of put options on our diluted EPS calculation for the three months ended September 30, 2021, June 30, 2021 and March 31, 2021 would have been anti-dilutive and have been removed from the calculation.
(4)The effect of interest expense and assumed conversion of shares from convertible senior notes on our diluted EPS calculation for the three months ended March 31, 2021 would have been anti-dilutive and have been removed from the calculation.